Exhibit 10.12

EXECUTION COPY

This TRANSACTION FEE AGREEMENT, dated as of July 24, 2007 (this “Agreement”), is entered into by and among ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), The ServiceMaster Company, a Delaware corporation (“ServiceMaster”), Clayton, Dubilier & Rice, Inc, a Delaware corporation (“CD&R”), Banc of America Capital Investors V, L.P. (“BofA”), Citigroup Alternative Investments LLC (“Citi”) and J.P. Morgan Ventures Corporation (“JPM”).

W I T N E S S E T H:

WHEREAS, CD&R, BofA, Citi and JPM (the “Equity Sponsors”) or their respective affiliates have organized the Company in connection with the acquisition of all of the outstanding shares of capital stock of ServiceMaster (the “Merger”), pursuant to, and on the terms and subject to the conditions set forth in, a certain Agreement and Plan of Merger, dated as of March 18, 2007 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, CDRSVM Acquisition Co., Inc., a Delaware corporation, and ServiceMaster.

WHEREAS, in connection with the Merger, the Equity Sponsors or their respective Affiliates (“Committing Investors”) have entered into Commitment Letters, dated as of March 18, 2007, with the Company and each other Equity Sponsor (as amended or supplemented from time to time, each, a “Commitment Letter”), pursuant to which each such Committing Investor has agreed, subject to the conditions set forth therein, to (or to cause its permitted assignees to) purchase shares of common stock, par value $0.01 per share, of the Company for an aggregate purchase price equal to its Commitment (as defined in the Commitment Letter);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Committing Investors, the Company and certain other stockholders of the Company are entering into a Stockholders Agreement, dated as of the date hereof (as the same may be amended from time to time, the “Stockholders Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each Equity Sponsor, the Company, ServiceMaster and certain other parties are entering into an Indemnification Agreement, dated as of the date hereof (as the same may be amended from time to time, each, an “Indemnification Agreement”); and

WHEREAS, the Equity Sponsors have performed financial, investment banking, management advisory and other services for the Company in connection with the Merger, including without limitation assistance in connection with (a) the preparation, negotiation, execution and delivery of the Merger Agreement, (b) the retention of legal, accounting, insurance, investment banking, financial and other advisors and consultants in connection with the Merger, (c) the preparation, negotiation, execution and delivery of equity commitment letters, fee and engagement letters, subscription agreements, registration rights agreements and agreements, instruments and documents relating to the financing of the Merger and the Company, (d) the preparation and circulation of information and offering memoranda and other materials in connection with the financing of the Merger and (e) the structuring, implementation and consummation of the Merger (such services collectively, the “Initial Services”);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Engagement.  The Company hereby confirms that each Equity Sponsor has performed the Initial Services as a consultant to the Company.

2.            Compensation for Initial Services, etc.

(a)          As compensation for the Initial Services, immediately following the later of the date of this Agreement and the date of the consummation of the Merger, the Company shall, or shall cause one or more of its subsidiaries (together with the Company, the “Company Group”) to, on behalf of the members of the Company Group, pay each Equity Sponsor its pro rata portion (in accordance with the commitment amounts set forth in the respective Commitment Letters of the Committing Investors that are Affiliates of such Equity Sponsor) of an aggregate Initial Services Fee of $55,000,000.  Pursuant to Section 1.5 of the Stockholders Agreement, at or promptly following the consummation of the Merger, the Company shall pay, or reimburse each Committing Investor for, all Acquisition Costs and Expenses (as defined therein) incurred by such Committing Investor and its Affiliates (without duplication) in connection with the performance of the Initial Services.  For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity.

(b)          ServiceMaster and the Company (on behalf of the members of the Company Group) hereby agree that the obligations of the Company under Section 2 shall be borne jointly and severally by each member of the Company Group.

3.            Independent Contractor Status.  The parties acknowledge and agree that each Equity Sponsor has performed the Initial Services as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its controlled Affiliates.  None of the Equity Sponsors and their respective Affiliates and their respective employees and agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group.  Any duties of the Equity Sponsors arising out of their engagement to perform services hereunder shall be owed solely to the members of the Company Group.

4.            Limitation on Liability.  Except in cases of gross negligence or willful misconduct, none of the Equity Sponsors, their respective Affiliates or any of their respective employees, officers, directors, partners, consultants, members, stockholders shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Initial Services.

5.            Entire Agreement; No Representations or Warranties.  This Agreement, the Stockholders Agreement and the Indemnification Agreement (a) contain the complete and entire understanding and agreement between the Equity Sponsors and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  The Company acknowledges and agrees that none of the Equity Sponsors makes any representations or warranties in connection with this Agreement or its provision of the Initial Services.  The Company agrees that any acknowledgment or agreement made by the Company in this Agreement is made on behalf of the Company and the other members of the Company Group.

6.            Counterparts; Amendments and Waivers.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement.  This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto.

7.            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that (i) neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto and (ii) any assignment by any Equity Sponsor of its rights under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with such Equity Sponsor shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto.  This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

8.            Governing Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in any court of the State of New York or Federal District Court for the Southern District of New York located in the City, County and State of New York

(each, a “New York Court”), (b) waives, to the fullest extent that it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in a New York Court, and any claim that any such action or proceeding brought in a New York Court has been brought in an inconvenient forum, (c) submits to the non-exclusive jurisdiction of any New York Court in any suit, action or proceeding and (d) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.  With respect to clause (d) of the immediately preceding sentence, each of the parties hereto acknowledges and certifies that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the waiver contained therein, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 8.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLAYTON, DUBILIER & RICE, INC.

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer, and
Assistant Secretary

BANC OF AMERICA CAPITAL
INVESTORS V, L.P.
By: Banc of America Capital
Management V, L.P., its General Partner

By: BACM I GP, LLC, its General Partner

By:	/s/ J. Travis Hain
Name: J Travis Hain
Title: Managing Member

CITIGROUP ALTERNATIVE
INVESTMENTS LLC

By:	/s/ Darren Friedman
Name: Darren Friedman
Title: Authorized Signatory

J.P. MORGAN VENTURES
CORPORATION

By:	/s/ Lisa Fitzgerald
Name: Lisa Fitzgerald
Title: Managing Director

SERVICEMASTER GLOBAL
HOLDINGS, INC.

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President and Treasurer

THE SERVICEMASTER COMPANY

By:	/s/ Eric Zarnikow
	Name:	Eric Zarnikow
	Title:	Senior Vice President &
Treasurer